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NEWS     NOBLE CORPORATION
         13135 SOUTH DAIRY ASHFORD, SUITE 800
         SUGAR LAND, TX  77478
         PHONE: 281-276-6100   FAX: 281-491-2092       (NOBLE CORPORATION LOGO)

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                     MARY P. RICCIARDELLO NAMED DIRECTOR OF
                                NOBLE CORPORATION

         SUGAR LAND, Texas, October 27, 2003 - Noble Corporation today announced that Mary P. Ricciardello has joined the Board of Directors. Ms. Ricciardello, age 47, is serving in the class of directors whose term expires at the 2005 annual general meeting of members. Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Inc. from 1999 to 2002, and immediately prior to that served in various financial roles at Reliant and its affiliated companies since 1982. Reliant provides electricity and energy services to retail and wholesale customers marketing those services under the Reliant Energy brand. None of Ms. Ricciardello's prior employers is a parent, subsidiary or other affiliate of Noble Corporation. Her current principal occupation is as a certified public accountant. She has not held a principal employment since leaving her position with Reliant Energy, Inc. in 2002. Ms. Ricciardello holds an MBA from the University of Houston and a bachelor's degree in business administration from the University of South Dakota. She also serves as a director of U.S. Concrete, Inc.

         Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company's fleet, which stands at 59* mobile offshore drilling units located in key markets worldwide. The Company's fleet of floating deepwater units consists of 13 semisubmersibles and three dynamically positioned drillships, seven of which are designed to operate in water depths greater than 5,000 feet. The Company's premium fleet of 40* independent leg cantilever jackup rigs includes 26* units that operate in water depths of 300 feet or greater, four of

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*Assumes that the Company exercises its options to purchase two additional premium, independent leg, cantilever jackup rigs capable of operating in 300 feet of water.


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which operate in water depths of 360 feet or greater, and 11 units that operate in water depths up to 250 feet. In addition, the Company's fleet includes three submersible units. Nine of the Company's units are capable of operating in harsh environments. Approximately 75 percent of the fleet is currently deployed in international markets, principally including the North Sea, Brazil, West Africa, the Middle East, Mexico and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company's ordinary shares are traded on the New York Stock Exchange under the symbol "NE."

         This news release may contain "forward-looking statements" about the business, financial performance and prospects of the Company. Statements about the Company's or management's plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company's filings with the U.S. Securities and Exchange Commission.

         Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC-293
10/27/03

For additional information, contact:
John T. Rynd, Vice President - Investor Relations, Noble Drilling Services Inc. Noble Corporation, 281-276-6100